Exhibit 99.1

Kaiser Aluminum Corporation Announces Upsizing and Pricing of New Senior Notes

FOOTHILL RANCH, Calif., May 11, 2021 (GLOBE NEWSWIRE) — Kaiser Aluminum Corporation (Nasdaq: KALU) announced today that it has priced $550.0 million aggregate principal amount of 4.50% senior notes due 2031 (the “notes”) in a private transaction that is exempt from the registration requirements of the Securities Act of 1933 (the “Act”), an increase of $50.0 million over its previously announced offering size.

The notes will be guaranteed by each of Kaiser Aluminum’s existing and future domestic subsidiaries that is a borrower or guarantor under Kaiser Aluminum’s revolving credit facility. The consummation of the offering of the notes is expected to be completed on May 20, 2021, subject to customary closing conditions.

Kaiser Aluminum intends to use the net proceeds from the offering of the notes to redeem all $350 million aggregate principal amount of Kaiser Aluminum’s existing 6.500% senior notes due 2025 (the “2025 notes”), and for general corporate purposes, which may include, among other things, capital spending and acquisitions.

As previously announced, on May 11, 2021, Kaiser Aluminum provided conditional notice of its intent to redeem the 2025 notes on May 21, 2021, subject to the satisfaction of certain conditions. This press release does not constitute a notice of redemption with respect to the 2025 notes.

The notes and the related guarantees have not been and will not be registered under the Act or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A and to non-U.S. persons outside the United States under Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities, and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135c under the Act.

Forward-Looking Statements

This press release contains statements which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management based on information available to it at the time such statements are made. Kaiser Aluminum cautions that any forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include: (a) the effectiveness of management’s strategies and decisions, including capital spending strategies and decisions; (b) general economic and business conditions, including the impact of the global outbreak of Coronavirus Disease 2019 and governmental and other actions taken in response, cyclicality, reshoring and other conditions that impact demand drivers in the aerospace/high strength, automotive, general engineering, packaging and other end markets Kaiser Aluminum serves; (c) Kaiser Aluminum’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (d) changes or shifts in defense spending due to competing national priorities; (e) pricing, market conditions and Kaiser Aluminum’s ability to effectively flex costs in response to changing economic conditions; (f) developments in technology; (g) the impact of Kaiser Aluminum’s future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (h) new or modified statutory or regulatory requirements; (i) the successful integration of the acquired operations and technologies that continue to drive innovative solutions and further advance its capabilities, (j) the completion of purchase price allocation and other adjustments in connection with the Warrick acquisition, and (k) other risk factors summarized in Kaiser Aluminum’s reports filed with the Securities and Exchange Commission, including Kaiser Aluminum’s Form 10-K for the year ended December 31, 2020 and Form 10-Q for the quarter ended March 31, 2021. Kaiser Aluminum undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Kaiser Aluminum’s expectations.

Investor Relations and Public Relations Contact:

Melinda C. Ellsworth

Kaiser Aluminum Corporation

(949) 614-1757